Exhibit 99.3

FA Email

CNL Lifestyle Properties News: Plan of Liquidation & Dissolution, Purchase & Sale Agreement

and Special Cash Distribution

Nov. 2, 2016

FOR BROKER-DEALER AND RIA USE ONLY.

Dear Financial Advisor:

We would like to let you know that CNL Lifestyle Properties has announced that it will make a special cash distribution, sell its remaining assets, suspend its regular cash distributions and liquidate and dissolve the company.

•	A special cash distribution of approximately $163 million, or $0.50 per share, will be made to stockholders of record as of Nov. 1. 2016. The special distribution will be funded by the $85.6 million net sales proceeds from seven ski resort villages that were sold on Oct. 28, 2016, and net sales proceeds and cash on hand from prior dispositions. Payment will be made on or about Nov. 10, 2016. As a reminder, stockholders received a special cash distribution of $1.30 per share in December 2015.

•	A purchase and sale agreement has been signed with EPR Properties (NYSE: EPR) and Ski Resort Holdings LLC for the sale of the 36 remaining ski and attractions properties in our real estate portfolio. The gross sale consideration is projected to be $830 million in a combined stock and cash transaction, subject to certain adjustments and pro-rations. The $830 million is comprised of approximately $647 million of non-restricted EPR common stock (78 percent) and $183 million cash (22 percent), subject to a “collar” mechanism relative to the trading price of EPR stock prior to closing.

◾	Our board of directors has suspended regular distributions effective fourth quarter 2016, due to the pending sale and subsequent liquidation and dissolution. As a result, no further regular distributions will be declared or issued. This is very common within the industry once liquidation and dissolution are being considered.

◾	In connection with the sale to EPR and Ski Resort Holdings LLC, our board of directors approved the liquidation and dissolution of CNL Lifestyle Properties after stockholders consent to the sale and the assets are sold. Our board of directors concluded that this course of action will result in the most favorable outcome for our stockholders.

◾	The sale to EPR and Ski Resort Holdings LLC, and the liquidation and dissolution of CNL Lifestyle Properties require stockholders’ approval at a special meeting. A proxy statement will be filed as soon as possible with the SEC and, once approved, will be mailed to stockholders. Until then, and due to the nature of this transaction, we are limited to the amount of information we can share until the SEC approves the proxy statement. A majority of the outstanding shares of common stock must approve both the proposed sale of assets and the liquidation and dissolution in order for the transactions to occur. Once stockholders receive their proxy statement, it will be important for them to vote early to help reduce corporate expenses related to the proxy solicitation and special stockholders meeting.

THE SALE AGREEMENT

◾	EPR Properties (NYSE: EPR) states that it is a specialty traded REIT, based in Kansas City, Missouri, that invests in properties in select market segments which require unique industry knowledge, while offering the potential for positive returns. EPR has a total investment portfolio that currently exceeds $5 billion within their primary investment segments of entertainment, recreation and education. As of Nov. 1, 2016, EPR pays a $0.32 monthly cash dividend to common stockholders. This dividend represents an annualized dividend of $3.84 and is currently paying a yield of 5.4 percent.

◾	Ski Resort Holdings LLC, a Delaware Limited Liability Company, is owned by funds affiliated with Och-Ziff Real Estate.

◾	The decision to enter into agreements with EPR & Ski Resort Holdings LLC is the result of a thorough review of our strategic alternatives, which began almost three years ago in 2014 when we engaged Jefferies LLC to assist management and the board of directors in evaluating various strategic alternatives.

◾	The sale is subject to customary closing conditions, approval by our stockholders at a special meeting and governmental and other third-party consents. As such, there is no assurance if or when the sale will close; however, assuming a timely SEC review and the conditions mentioned earlier, we anticipate that the closing could occur early in the second quarter of 2017. The sale agreement may be terminated by either party under certain circumstances including if the sale has not been completed on or before the outside date of Sept. 15, 2017, failure to get stockholders approval or if an order to restrain or otherwise prohibit the sale is received from a government authority.

LIQUIDATION AND DISSOLUTION & ESTIMATED NET ASSET VALUE (NAV)

◾	In aggregate, we currently expect that stockholders will receive three distributions, including the special distribution. The total range for the three distributions is expected to be between $2.60 and $2.75 per share of CNL Lifestyle Properties common stock. This includes the approximate cash and stock consideration for the liquidation sale, the special cash distribution, and the cash on hand, including sales proceeds from the seven retail villages, less pro-rations, closing and transaction costs.

◾	We anticipate making two liquidating distributions: (1) an interim liquidating distribution approximately two weeks after the sale closes, and (2) once we settle all post-closing obligations and reconcile all expenses related to the liquidation and dissolution, any remaining cash would be distributed to stockholders as a final liquidating distribution. We estimate this final distribution to occur by year-end 2017.

◾	The combined distribution to stockholders is expected to be less than our estimated net asset value (NAV)[1] per share of $3.05 as of Dec. 31, 2015. This is primarily due to market-based values that materialized through our extended asset sales process and negotiations, a challenging 2015/16 ski season performance particularly at our Eastern U.S. resorts, and very recent and unforeseen capital investment requirements at certain properties.

If the sale and the liquidation and dissolution are not approved by stockholders, the liquidation and dissolution cannot occur and we will continue to operate CNL Lifestyle Properties and thoughtfully pursue alternative strategic options.

For complete information, please read our Current Report on Form 8-K, filed with the SEC on Nov. 2, 2016. We have communicated this information to our stockholders in a letter and frequently asked questions to be mailed on Nov. 4, 2016, posted to our website at cnllifestylereit.com, and filed as exhibits to the Form 8-K.

1 The estimated NAV per share was established in accordance with the Investment Program Association’s Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITS (IPA Guidelines), which the REIT and other non-traded REITs use to determine their estimated NAV. The estimated NAV per share is a snapshot in time and is not necessarily indicative of the value the company or stockholders may receive if the company were to list its shares or liquidate its assets, now or in the future. There is no assurance that the IPA Guidelines are acceptable to the SEC, FINRA or under ERISA for compliance with reporting requirements.

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements are based on current expectations and may be identified by words such as “believes,” “anticipates,” “expects,” “may,” “could” and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the Company’s ability to control or accurately predict, including the amount and timing of anticipated future distributions, estimated per share net asset value of the Company’s stock and/or other matters. The Company’s forward-looking statements are not guarantees of future performance. Stockholders and financial advisors should not place undue reliance on forward-looking statements.

Additional Information about the Proposed Transactions and Where to Find It

The Company plans to file with the SEC a preliminary proxy statement for the proposed transactions, which will be a part of a registration statement on Form S-4 filed by EPR in connection with the proposed transactions and include EPR’s preliminary prospectus. A definitive proxy statement will be mailed to the Company’s stockholders. THE REGISTRATION STATEMENT AND THE DEFINITIVE PROXY STATEMENT/PROSPECTUS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, EPR, THE PROPOSED SALE OF THE PROPERTIES, THE PLAN OF DISSOLUTION, AND RELATED MATTERS. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE TRANSACTIONS, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE REGISTRATION STATEMENT AND THE DEFINITIVE PROXY MATERIALS CAREFULLY WHEN THEY ARE AVAILABLE. The registration statement, the proxy statement/prospectus and other documents, when filed with the SEC, can be obtained free of charge through the website maintained by the SEC at http://www.sec.gov, at the Company’s website at http://www.cnllifestylereit.com/ under the tab “Investor Relations” and then “SEC Filings” and on EPR’s website at http://www.eprkc.com under the tab “Investor Center” and then “SEC Filings.”

Participants in the Solicitation

The Company and its directors and executive officers and EPR and its trustees and executive officers and other members of their respective management and employees may be deemed participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transactions. Information regarding the special interests of these directors, trustees and executive officers in the proposed transactions will be included in the definitive proxy statement/prospectus referred to above. Additional information regarding the Company’s directors and executive officers is also included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the SEC on March 28, 2016. Additional information regarding EPR’s trustees and executive officers is also included in EPR’s proxy statement for its 2016 Annual Meeting of Shareholders, which was filed with the SEC on April 1, 2016, and in Form 4s of EPR’s trustees and executive officers filed with the SEC. The filed documents are available free of charge at the SEC’s website at sec.gov and from the Company and EPR by contacting them as described above. Other information about the participants in the proxy solicitation will be contained in the proxy statement/prospectus.

FOR BROKER-DEALER AND RIA USE ONLY.

CLP-1116-00086-001-BD